Exhibit 99.5

520 Madison Avenue New York, New York 10022 Tel: 212.508.1600 Fax: 212.508.1633 info@pjsolomon.com

Board of Directors
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101

Ladies and Gentlemen:

     We hereby consent to the inclusion of (i) our opinion letter, dated February 27, 2005, to the board of directors of The May Department Stores Company as Annex C to the Joint Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 of Federated Department Stores, Inc. (the “Registration Statement”) relating to the proposed merger transaction involving The May Department Stores Company and Federated Department Stores, Inc. and (ii) reference thereto in such Joint Proxy Statement/Prospectus under the captions “Summary — Opinions of our Financial Advisors”, “The Merger—Background of the Merger”, “The Merger — May’s Reasons for the Merger and Recommendation of May’s Board of Directors” and “The Merger — Opinions of May’s Financial Advisors.” By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Peter J. Solomon Company, L.P.

PETER J. SOLOMON COMPANY, L.P.

New York, New York
May 9, 2005